Press Release
Kansas City, Missouri – August 23, 2004

Interstate Bakeries Corporation (NYSE-IBC) today announced plans to close its bakery in Buffalo, NY. The closing, scheduled for October 23, 2004, will affect approximately 200 employees.

The Buffalo facility primarily makes bread and rolls, sold under various brand names, including Wonder, Home Pride and Beefsteak, as well as donuts sold under the Hostess brand name. This production will be transferred to other IBC bakeries, including facilities in Akron, OH, Biddeford, ME, Jamaica, NY, and Philadelphia, PA. The bakery closing will not affect distribution of IBC products to food stores in upstate New York and other markets.

“The decision to close the Buffalo bakery was made after considerable evaluation and deliberation,” said James R. Elsesser, IBC’s Chief Executive Officer. “However, we are consolidating operations company-wide and seeking production efficiencies. The Buffalo bakery, which was built in 1923, is not as efficient as some of our other facilities. As a result, we concluded that economically it was best for the Company to close the facility.” Mr. Elsesser added, “Our employees in Buffalo have been a hard working group. We appreciate their efforts and regret that they and their families are being impacted by this decision.”

Most of the employees affected by this decision are represented by three unions: local #802 of the Bakers, Confectionery, Tobacco Workers and Grain Millers Union; local #447 of the International Association of Machinists; and local #264 of the International Brotherhood of Teamsters. Severance arrangements for those employees affected by the closing will be determined during affects bargaining and will be guided by IBC’s agreements with the applicable unions.

Last month the company also announced the closing of a bread bakery in Monroe, LA for similar reasons, affecting approximately 50 employees. Monroe is scheduled to close September 17, 2004. Production will be shifted primarily to IBC’s facility in Alexandria, LA.

The company estimates that it will take approximately $7,700,00 to $9,600,000 in restructuring charges related to the two closings, a portion of which will be taken in the first quarter of fiscal 2005. Approximately 60% of such charges will result in future cash expenditures.

Interstate Bakeries Corporation is the nation’s largest baker and distributor of fresh baked bread and sweet goods, under various national brand names including Wonder, Hostess, and Home Pride. The Company, with 55 bread and cake bakeries located in strategic markets from coast-to-coast, is headquartered in Kansas City, Missouri.

For information, please contact:
Mark D. Dirkes
Senior Vice President-Corporate Marketing
Interstate Bakeries Corporation
12 E. Armour Boulevard
Kansas City, Missouri 64111
816-502-4203

FORWARD-LOOKING STATEMENTS

Some information contained in this press release may be forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Factors that could cause actual results to differ materially include, but are not limited to, the independent audit of the consolidated financial statements for the year ended May 29, 2004, or reviews of the restated condensed consolidated financial statements for the quarters ended November 15, 2003 and March 6, 2004; the results of a Securities and Exchange Commission investigation concerning the Company’s financial statements following the Company’s announcement that the Audit Committee of its Board of Directors had retained independent counsel to investigate the Company’s manner of setting its workers’ compensation and other reserves; greater than expected restructuring charges in connection with the closings of the Monroe, Louisiana and Buffalo, New York bakeries; unanticipated delays associated with the closings of the Monroe, Louisiana and Buffalo, New York bakeries; difficulty in transferring production from the Monroe, Louisiana and Buffalo, New York bakeries to other Company bakeries; the delayed filing with the Securities and Exchange Commission of our annual report on Form 10-K for the fiscal year ended May 29, 2004; continued compliance with the terms of our amended credit facility; increased costs or delays in the Company-wide project referred to as Program SOAR focused on re-engineering business processes, centralizing management and administrative functions and rationalizing investment in production, distribution and administrative functionality or other problems related thereto; actions of competitors, including pricing policy and promotional spending; the availability and costs of raw materials, packaging, fuels and utilities, and the ability to recover these costs in the pricing of products; the effectiveness of hedging activities; increased pension, health care, workers’ compensation and other employee costs; the effectiveness of advertising and marketing spending; the availability of capital on acceptable terms; changes in general economic and business conditions (including in the bread and sweet goods markets); changes in consumer tastes or eating habits; any inability to protect our intellectual property rights; further consolidation in the food retail industry; future product recalls or safety concerns; expenditures necessary to carry out cost-saving initiatives and savings derived from these initiatives; changes in our business strategies; bankruptcy filings by customers; costs associated with environmental compliance and remediation; actions of governmental entities, including regulatory requirements; increased costs and uncertainties related to periodic renegotiation of union contracts; changes in our relationship with employees and the unions that represent them; the outcome of legal proceedings to which we are or may become a party, including the securities class actions filed after our February 11, 2003 press release; business disruption from terrorist acts, our nation’s response to such acts and acts of war; and other factors. These statements speak only as of the date of this press release, and we disclaim any intention or obligation to update or revise any forward- looking statements to reflect new information, future events or developments or otherwise, except as required by law. We have provided additional information in our filings with the Securities and Exchange Commission, which readers are encouraged to review, concerning other factors that could cause actual results to differ materially from those indicated in the forward-looking statements.